Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Air T, Inc.

Denver, North Carolina

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-135338) of Air T, Inc. of our report dated June 29, 2018, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Charlotte, North Carolina

June 28, 2019